Exhibit 99.1

	CONTACT:	Charles F. Willis
NEWS RELEASE		Chief Executive Officer
(415) 408-4700

Willis Lease Finance to Promote Brian Hole to President

Novato, CA, —January 18, 2016 — Willis Lease Finance Corporation (Nasdaq: WLFC) announced today that Brian R. Hole, its current Chief Investment Officer, will be promoted to President following the retirement of Donald A. Nunemaker effective March 31, 2016.

“Since joining Willis Lease in March 2014, Brian has taken on increasing responsibility for the development of the Company’s long-term strategy and for producing near term financial results,” said Charles F. Willis, Chairman and CEO.  “In addition, Brian has served as our Chief Investment Officer since August 2014, responsible for executing our strategy for managing the Company’s existing $1.5 billion portfolio of owned and managed jet engines as well as our asset trading activities. He has consistently demonstrated the energy and ability to drive change and develop creative solutions that benefit our customers and the Company—exactly the kind of entrepreneurial spirit that has driven Willis Lease from its beginning. In the end, Brian’s experience with our customers, portfolio and team members, along with his deep understanding of our industry, made him our number one choice to succeed Don Nunemaker,” explained Willis.  “We wish Don all the best in his well-deserved retirement.”

In his time with the Company, Brian has spearheaded efforts to more actively manage and trade from within Willis Lease’s existing portfolio of jet engines, developing important strategic relationships for the Company along the way. In addition, he has led efforts to increase asset diversification within the portfolio resulting in the acquisition of over $100 million of mid- to late-life commercial aircraft both for lease and trading. Mr. Hole will continue the Company’s focus on these areas as President.

“I am obviously honored to receive this promotion and thankful to Charlie and the Board for placing their trust in me. I’m equally anxious to get started and look forward to continuing to build our senior management team and accelerating efforts to enhance the exceptionally strong platform that Charlie and Don have spent a lifetime building together,” said Mr. Hole.

Before joining Willis Lease, Mr. Hole was President of Aviation Opportunity Management LLC, advising large international financial institutions on investment in aviation assets. Before that, he served as counsel for Pratt & Whitney and IAE International Aero Engines AG where he was involved in a variety of aviation business activities, including aircraft and engine financing, capital raising, joint ventures, workouts, OEM engine sales and aftermarket transactions.  He began his career as an attorney at Bingham McCutchen LLP, representing large financial institutions. He has a J.D. degree from the University of Connecticut and a B.A. degree from Georgetown University.  He currently lives outside of San Francisco with his wife and their three daughters.

About Willis Lease Finance

Willis Lease Finance Corporation leases large and regional spare commercial aircraft engines, auxiliary power units and aircraft to airlines, aircraft engine manufacturers and maintenance, repair and overhaul providers in 120 countries. These leasing activities are integrated with engine and aircraft trading, engine lease pools supported by cutting edge technology, as well as various end-of-life solutions for aircraft, engines and aviation materials provided through its subsidiary, Willis Aeronautical Services, Inc.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them.  Our actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K/A and other continuing reports filed with the Securities and Exchange Commission.

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Note: Transmitted on Globenewswire on January18, 2016, at 8:00 a.m. PST.